Exhibit 99.3
[Trinity Capital Corporation Logo]

INSTRUCTIONS AS TO USE OF
TRINITY CAPITAL CORPORATION RIGHTS CERTIFICATES

CONSULT THE SUBSCRIPTION AGENT, FINANCIAL ADVISOR,
YOUR BANK, OR BROKER AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Trinity Capital Corporation, a New Mexico corporation (the “Company”), to the holders of record (the “Recordholders”) of its voting common stock, no par value per share (the “Voting Common Stock”), as described in the prospectus, dated September [__], 2017 (the “Prospectus”).  Recordholders of the Company’s Voting Common Stock as of 5:00 p.m., Eastern Daylight Time, on September 22, 2017 (the “Record Date”) are receiving, at no charge, nontransferable subscription rights (the “Subscription Rights”) to subscribe for and purchase shares of the Company’s Voting Common Stock.

In the Rights Offering, the Company is offering up to an aggregate of 2,105,263 shares of its Voting Common Stock (the “Underlying Shares”) pursuant to the accompanying Prospectus.  The Subscription Rights will expire, if not exercised, before 5:00 p.m., Eastern Daylight Time, on November 3, 2017, unless the Company extends the rights offering period, but not beyond November 10, 2017 (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, each Recordholder will receive one (1) Subscription Right for every 4.1747 shares of Voting Common Stock that the Recordholder owned as of 5:00 p.m., Eastern Daylight Time, on the Record Date.  Each Subscription Right will allow the holder thereof to subscribe for one (1) share of Voting Common Stock (the “Basic Subscription Right”) at the subscription price of $4.75 per share (the “Subscription Price”), rounded down to the nearest whole share.  For example, if a Recordholder owned 1,000 shares of our Voting Common Stock as of the Record Date, the Recordholder would receive 239 Subscription Rights and would have the right to purchase up to 239 shares of Voting Common Stock, at a price of $4.75 per share pursuant to the Basic Subscription Right.

In addition, each Recordholder who exercises his, her, or its Basic Subscription Right in full will be entitled to an over-subscription privilege (the “Over-subscription Privilege”) to subscribe to purchase shares of Voting Common Stock that are not purchased by other Recordholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to availability and the limitations described in the Prospectus.  Unless we otherwise agree in writing, a person or entity, together with related persons or entities, may not exercise Subscription Rights (including over-subscription privileges) to purchase shares of our Voting Common Stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning in excess of 9.9% of our issued and outstanding shares of Voting Common Stock following the closing of the transactions contemplated by this rights offering, or otherwise being required to obtain regulatory approval.

The Subscription Rights are evidenced by rights certificates (the “Rights Certificate”) registered in the Recordholder’s name or its nominee.  Subscription Rights are not transferable.

Each Recordholder will be required to submit payment in full for all the shares it wishes to purchase pursuant to the exercise of the Basic Subscription Right and, if applicable, the Over-subscription Privilege, before 5:00 p.m., Eastern Daylight Time, on the Expiration Date.  Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if a Recordholder wishes to maximize the number of shares purchased pursuant to its Over-subscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Voting Common Stock available to the Recordholder pursuant to both the Basic Subscription Right and the Over-subscription Privilege, assuming that no other Recordholders have purchased any shares of our Voting Common Stock pursuant to their Basic Subscription Rights.

 Fractional shares of Voting Common Stock resulting from the exercise of the Basic Subscription Right and the Over-subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.  Any excess subscription payments received by the Subscription Agent will be returned, without interest or deduction, as soon as practicable.

The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the appropriate Subscription Price, including final clearance of any checks, before 5:00 p.m., Eastern Daylight Time, on the Expiration Date.  A Recordholder cannot revoke the exercise of its Subscription Rights.  Subscription Rights not exercised before 5:00 p.m., Eastern Daylight Time, on the Expiration Date will expire.

The Company will not be required to issue shares of Voting Common Stock to you if the Subscription Agent does not receive your Rights Certificate or Notice of Guaranteed Delivery with your subscription payment before 5:00 p.m., Eastern Daylight Time, by the Expiration Date, regardless of when you send the subscription payment and related documents, unless you send the documents in compliance with the guaranteed delivery procedures described below.  The Company may extend the Expiration Date by giving oral or written notice to the Subscription Agent on or before the Expiration Date.  If the Company elects to extend the Expiration Date of the Rights Offering, it will issue a press release announcing such extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the most recently announced Expiration Date.

 The number of Subscription Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.

 YOUR RIGHTS CERTIFICATE, OR NOTICE OF GUARANTEED DELIVERY, AND SUBSCRIPTION PAYMENT FOR EACH SHARE OF VOTING COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE BASIC SUBSCRIPTION RIGHT PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL SHARES OF VOTING COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE 5:00 P.M., EASTERN DAYLIGHT TIME, ON THE EXPIRATION DATE.  ONCE A RECORDHOLDER HAS EXERCISED ANY SUBSCRIPTION RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED.  RIGHTS NOT EXERCISED PRIOR TO 5:00 P.M., EASTERN DAYLIGHT TIME, ON THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE.

1.	Method of Subscription - Exercise of Subscription Rights

To exercise Subscription Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Subscription Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share for which you are subscribing pursuant to the Basic Subscription Right plus the full Subscription Price for any Unsubscribed Shares you elect to subscribe for pursuant to the Over-subscription Privilege, to the Subscription Agent, before the Expiration Date.

Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent.  All payments must be made in U.S. dollars for the full number of Underlying Shares for which you are subscribing (a) by check or bank draft drawn upon a U.S. bank or postal or express money order payable to the Subscription Agent, or (b) by wire transfer of immediately available funds, to the account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at ABA No. 021-000-021, further credit to Account Number 475-470656 at Continental Stock Transfer & Trust Company, with an account name of Trinity Capital Corporation Escrow Account (the “Subscription Account”).

Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer.  Payments will be deemed to have been received upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal or express money order, or (iii) receipt of collected funds in the Subscription Account designated above.  If paying by uncertified personal check, please note that the funds paid thereby may take five (5) or more business days to clear.  Accordingly, Recordholder who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check, money order, or wire transfer of funds.

 The Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

By Hand, Mail or Overnight Delivery:

Continental Stock Transfer & Trust Company
1 State Street Plaza – 30th Floor
New York, NY  10004

Telephone Number for Confirmation:
(917) 262-2378

Delivery to an address other than those above does not constitute valid delivery.

 Continental Stock Transfer & Trust Company, the Subscription Agent, and Boenning & Scattergood, Inc., our financial advisor, are available to answer questions relating to the procedures and submission of payments in the rights offering. You may call Continental Stock Transfer & Trust Company at (917) 262-2378, Monday through Friday during regular business hours. You may also call Boenning & Scattergood, Inc. at (866) 326-8186, Monday through Friday during regular business hours, or email it at trinityinfo@boenninginc.com, Attn: Michael G. Marting.  You may also contact John S. Gulas, our President and Chief Executive Officer, or Thomas Dolan, our Chief Financial Officer, at (505) 662-5171, Monday through Friday during regular business hours.

 By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf.  Alternatively, you may cause a written guarantee substantially in the form attached as Exhibit A to these instructions (the “Notice of Guaranteed Delivery”), from a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, or from a bank, shareholder, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (each an “Eligible Institution”), to be received by the Subscription Agent before 5:00 p.m., Eastern Daylight Time, on the Expiration Date together with payment in full of the applicable Subscription Price.  Such Notice of Guaranteed Delivery must state your name, the number of Subscription Rights represented by the Rights Certificate or Rights Certificates held by you, the number of shares of Voting Common Stock for which you are subscribing under your Basic Subscription Right, the number of additional shares of Voting Common Stock for which you are subscribing under your Over-subscription Privilege, and that you will guarantee the delivery to the Subscription Agent of a properly completed and executed Rights Certificate evidencing such Subscription Rights within three (3) business days following the date the Subscription Agent receives your Notice of Guaranteed Delivery.  If this procedure is followed, the properly completed Rights Certificate evidencing the Subscription Right or Subscription Rights being exercised, with any signatures required to be guaranteed so guaranteed, must be received by the Subscription Agent within three (3) business days following the date of the Notice of Guaranteed Delivery.  The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as the Rights Certificates at the address set forth above.  Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent, at (917) 262-2378, or Boenning & Scattergood, Inc., at (866) 326-8186.

 If you do not indicate the number of Subscription Rights being exercised or do not forward full payment of the Subscription Price, then you will be deemed to have exercised the maximum number of Subscription Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent.  If the Subscription Agent does not apply your full Subscription Price payment to your purchase of shares of Voting Common Stock, any excess subscription payment received by the Subscription Agent will be returned to you, without interest or deduction, as soon as practicable.

Brokers, dealers, custodian banks, and other nominee holders of Subscription Rights who exercise the Basic Subscription Right and the Over-subscription Privilege on behalf of beneficial owners of Subscription Rights will be required to certify to the Company and the Subscription Agent, in connection with the exercise of the Over-subscription Privilege, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Right and the number of shares of Voting Common Stock that are being subscribed for pursuant to the Over-subscription Privilege, by each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting.

The Company can provide no assurances that you will actually be entitled to purchase the number of shares of Voting Common Stock issuable upon the exercise of its Over-subscription Privilege in full at the expiration of the Rights Offering.  The Company will not be able to satisfy an exercise of the Over-subscription Privilege if all of the Recordholders exercise their Basic Subscription Rights in full and the shares reserved for the directed share program, as described in the Prospectus (the “Directed Share Program”), are fully subscribed, and we will only honor an Over-subscription Privilege to the extent sufficient shares of Voting Common Stock are available following the exercise of Subscription Rights under the Basic Subscription Rights and after accepting subscriptions in the Directed Share Program.

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To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Recordholder pursuant to the Over-subscription Privilege is less than the amount the Recordholder actually paid in connection with the exercise of the Over-subscription Privilege, the Recordholder will be allocated only the number of Unsubscribed Shares available to it, as soon as practicable after the Expiration Date, and the Recordholder’s excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

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To the extent the amount the Recordholder actually paid in connection with the exercise of the Over-subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Recordholder pursuant to the Over-subscription Privilege, such Recordholder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Over-subscription Privilege.

If sufficient shares of Voting Common Stock are available, the Company will seek to honor your Over-subscription Privilege request in full.  However, the Company reserves the right to accept or reject, in whole or in part, any over-subscription requests.  If over-subscriptionr equests exceed the number of Unsubscribed Shares available, the Company reserves the right to determine in its sole discretion the manner in which the Unsubscribed Shares are allocated.  Any excess subscription payments will be returned, without interest, as soon as practicable after the closing of the offerings.

2.	Issuance of Voting Common Stock

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate.

(a) Basic Subscription Right.  As soon as practicable after the Expiration Date and the valid exercise of Subscription Rights, the Subscription Agent will credit each Recordholder’s account with shares of Voting Common Stock purchased pursuant to the Basic Subscription Right.

 (b) Over-subscription Privilege.  As soon as practicable after the Expiration Date and after all pro-rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will credit each Recordholder’s accounts with the number of Unsubscribed Shares, if any, purchased pursuant to the valid exercise of the Over-subscription Privilege.

 (c) Excess Cash Payments.  As soon as practicable after the Expiration Date and after all pro-rations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received by the Subscription Agent will be returned, without interest or deduction, to any appropriate Recordholders who subscribed to the Rights Offering.

3.	Execution

(a) Execution by Registered Holder.  The signature on the Rights Certificate must correspond with the name of the Recordholder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever.  Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b) Execution by Person Other than Registered Holder.  If the Rights Certificate is executed by a person other than the Recordholder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c) Signature Guarantees.  Your signature must be guaranteed by an Eligible Institution unless (i) your Rights Certificate states that shares are to be delivered to you as Recordholder, or (ii) you are an Eligible Institution.

4.	Method of Delivery

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Recordholder.  If sent by mail, the Company recommends that you send the Rights Certificate and Subscription Price by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment prior to the Expiration Date.  The Company urges you to consider using a certified or cashier’s check, money order, or wire transfer of funds to ensure that the Subscription Agent receives your funds prior to the Expiration Date.  If you send an uncertified check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, but if you send a certified check, bank draft drawn upon a U.S. bank, a postal or express money order, or wire or transfer funds directly to the Subscription Agent’s account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instruments and wire or transfer.  Any personal check used to pay for shares of Voting Common Stock must clear the appropriate financial institutions prior to the Expiration Date.  The clearinghouse may require five (5) or more business days.  Accordingly, if you subscribe to the Rights Offering and wish to pay the Subscription Price by means of an uncertified personal check, the Company urges you to make payment sufficiently in advance of the Expiration Date to ensure such payment is received and clears by such date.

5.	Special Provisions Relating to the Delivery of Subscription Rights through The Depository Trust Company

In the case of Subscription Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Basic Subscription Right and of the Over-subscription Privilege may be effected by instructing DTC to transfer Subscription Rights from the DTC account of such Recordholder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of shares of Voting Common Stock subscribed for pursuant to the Basic Subscription Right and the number of Unsubscribed Shares subscribed for pursuant to the Over-subscription Privilege by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Voting Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-subscription Privilege.

EXHIBIT A

FORM OF NOTICE OF GUARANTEED DELIVERY